Exhibit 99.1

PRESS RELEASE

Contact:	Al Novak President and Chief Executive Officer (770) 717-0904

NOVOSTE UPDATES STATUS OF SEARCH FOR STRATEGIC AND

FINANCIAL ALTERNATIVES;

ANNOUNCES NOL IMPAIRMENT DETERMINATION

NORCROSS, Ga.—(BUSINESS WIRE)—Jan. 7, 2005—Novoste Corporation (NASDAQ: NOVT) previously announced that it has been actively seeking new product opportunities, as well as a merger, business combination or other disposition of its business or assets, due to the continuing challenges facing its vascular brachytherapy products business, which have resulted in a sustained decline in its revenues. As previously announced, the Company retained an investment banking and strategic advisor, Asanté Partners LLC, in April 2004, to assist the Company in its efforts to identify and implement strategic and financial alternatives. Based on the outcome of this process, the Company expects to determine in the near term how best to proceed.

As part of its review of potential strategic alternatives, the Company has received inquiries from, and has engaged in discussions with, companies potentially interested in a merger or business combination with the Company. Based on these inquiries and discussions, the Company cannot assure its stockholders that any such transaction will be successfully concluded. Further, even if such a transaction is successfully concluded, the value of consideration that would be received by, or the transaction value to, its stockholders in such a merger or business combination may be less than the prices at which our common stock has recently traded.

If a suitable transaction resolving the Company’s future on acceptable terms does not become available in the relatively near term, the Company will need to consider other alternatives, which could include the shutdown of our operations and dissolution and liquidation. If the Company were to liquidate, the Company cannot predict when it would be able to make a distribution to its stockholders. However, the amount paid in liquidation would be significantly lower than the prices at which the Company’s common stock has recently traded. Any distributions in liquidation would be reduced by cash expenditures and by additional liabilities we may incur, and by the ultimate amounts paid in settlement of our liabilities.

In addition, the Company had previously reported in the audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2003, that it had approximately $108 million of net operating loss carryforwards (“NOL carryforwards”) which were fully reserved and will expire beginning 2007 through 2023.

Section 382 of the Internal Revenue Code (“IRC”) imposes an annual limitation on the utilization of NOL carryforwards based on a statutory rate of return (the “adjusted Federal long term rate”, as defined in the IRC) and the value of the corporation at the time of a change in ownership as defined by Section 382 of the IRC. As a result the Company evaluates whether there are limitations on the use of its NOL carryforwards, including the impact of cumulative changes in the ownership of the Company’s common stock. This evaluation includes reliance upon the filings on Schedules 13D and 13G by certain stockholders in accordance with Securities and Exchange Commission (“SEC”) rules as well as additional reviews by the Company.

In connection with its review of a potential strategic alternative, the Company recently completed a review of whether there are limitations on the use of its NOL carryforwards. During the foregoing review, the Company became aware of what it believes are potential inaccuracies contained in certain Schedules 13D and 13G filings made by certain persons with the SEC during the past several years and has determined that certain purchases and sales of its common stock were not reported accurately. As a result, the Company has determined that a change in ownership, as defined in Section 382 of the IRC, took place on September 17, 2003, which imposes annual limitations restricting the timing and amounts of the future use of available NOL carryforwards. As a consequence of these limitations, approximately two-thirds of the NOL carryforwards will expire unused.

As of September 17, 2003 the future use of NOL carryforwards is limited to $1.8 million annually, and approximately $36 million in total. All of the NOL carryforwards are fully reserved and will expire over a 17-year period beginning in 2007. The change in ownership had no impact on reported net income or loss per share for the year ended December 31, 2003 or the nine months ended September 30, 2004.

The utilization of these NOL carryforwards could be further restricted in future periods as a result of any future change in ownership, as defined in Section 382 of the IRC. Such future change in ownership, if any, may result in significant additional amounts of these NOL carryforwards expiring unused.

About Novoste Corporation

Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath(TM) System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s website at www.novoste.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath(TM) System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the quarter ended September 30, 2004. The Company does not undertake to update its forward-looking statements.